Exhibit 99.1: Press Release of Paychex, Inc. Dated March 18, 2004

FOR IMMEDIATE RELEASE

          John Morphy, CFO, or Jan Shuler 585-383-3406. Media inquiries, Laura Saxby Lynch 585-383-3074

          Access the Webcast of the Paychex, Inc. Third Quarter Earnings Release Conference Call scheduled for
                    March 19, 2004 at 10:30 a.m. Eastern Time at www.paychex.com at the Investor Relations home page.

          Paychex, Inc. news releases, current financial information, related SEC filings, and Investor Relations presentation are accessible at the same Web site.

PAYCHEX, INC. REPORTS RECORD THIRD QUARTER RESULTS

ROCHESTER, NY, March 18, 2004 — Paychex, Inc. (NASDAQ:PAYX) today announced net income of $80.5 million, or $.21 diluted earnings per share, for the quarter ended February 29, 2004, an increase of 13% over net income of $71.5 million, or $.19 diluted earnings per share, for the same period last year. Total revenues were $342.6 million, a 19% increase over $287.8 million for the third quarter last year.

For the nine months ended February 29, 2004, the Company reported record net income of $241.5 million, or $.64 diluted earnings per share, an increase of 9% over net income of $222.1 million, or $.59 diluted earnings per share, for the same period last year. Total revenues were $964.0 million, an increase of 19% over $809.3 million for the same period last year.

In fiscal 2003, Paychex acquired Advantage Payroll Services, Inc. on September 20, 2002 and InterPay, Inc. on April 1, 2003. The Company’s results of operations for the first nine months of fiscal 2004 include the results of Advantage and InterPay for the entire period, whereas the results for fiscal 2003 only include the results of the acquired companies from their acquisition date to the end of fiscal 2003. Period-over-period increases in revenues and expenses have been affected by the timing of the acquisitions.

SERVICE REVENUES
For the quarter ended February 29, 2004, service revenues, which include the Payroll and Human Resource and Benefits product lines, were $328.1 million, an increase of 20% over $274.3 million for the prior year quarter. For the nine months ended February 29, 2004, service revenues were $921.6 million, an increase of 20% over $769.4 million for the same period last year. The Company estimates that organic service revenue growth was approximately 13% for the third quarter and approximately 12% for the first nine months of fiscal 2004.

Payroll service revenue increased 15% for the third quarter and 18% for the nine-month period to $270.6 million and $780.3 million, respectively. The year-over-year growth in Payroll service revenue resulted from the Advantage and InterPay acquisitions, organic client base growth, increased utilization of ancillary services, and price increases. Checks per client (excluding Advantage and InterPay) for the first nine months of fiscal 2004 were comparable with the prior year period.

As of February 29, 2004, 88% of all clients utilized the Company’s tax filing and payment services and 62% utilized employee payment services. Major Market Services revenue increased 39% and 40% for the third quarter and nine-month period of fiscal 2004 to $37.9 million and $102.6 million, respectively.

Human Resource and Benefits service revenue increased to $57.5 million and $141.3 million for the third quarter and nine-month period of fiscal 2004, respectively. The increases reflect growth in clients for Retirement Services and in client employees served by the Company’s comprehensive Paychex Administrative Services (PAS) and Professional Employer Organization (PEO) bundled services. During the third quarter of fiscal 2004, the Company recorded approximately $6.4 million in net incremental PEO revenue resulting from a refund of PEO workers’ compensation insurance premium and a reduction of the estimated claims loss exposure under the fiscal 2003 insurance policy. Excluding the $6.4 million in net incremental PEO revenue, Human Resource and Benefits service revenue increased 31% for the third quarter and 24% for the nine-month period of fiscal 2004. Retirement Services revenue increased 17% in both the third quarter and nine-month period of fiscal 2004 to $20.6 million and $57.9 million, respectively.

INTEREST ON FUNDS HELD FOR CLIENTS
Interest on funds held for clients increased 8% for the third quarter and 6% for the nine-month period of fiscal 2004 to $14.5 million and $42.4 million, respectively. The increases in interest on funds held for clients are attributable to higher net realized gains on the sale of available-for-sale securities and higher average portfolio balances, offset by lower average interest rates earned in fiscal 2004. Higher average portfolio balances were driven by the acquisitions of Advantage and InterPay and from organic client growth. Average portfolio balances were $2.7 billion for the third quarter of fiscal 2004 and $2.4 billion for the first nine months of fiscal 2004, compared with $2.4 billion and $2.1 billion in the respective prior year quarter and nine-month period. The average interest rates earned on the funds held for clients portfolio were 1.6% and 1.8%, respectively, for the third quarter and first nine months of fiscal 2004, compared with 2.1% and 2.4% for the respective prior year periods. Net realized gains included in interest on funds held for clients were $3.5 million and $10.6 million for the third quarter and nine-month period of fiscal 2004, compared with net realized gains of $.7 million and $3.0 million for the respective prior year periods.

OPERATING INCOME
 Consolidated operating, selling, general, and administrative expenses increased 21% for the third quarter and 22% for the nine-month period over the prior year periods. During the third quarter of fiscal 2004, the Company recorded approximately $9.2 million to increase reserves for pending legal matters. In addition, the increases are due to the Advantage and InterPay acquisitions and increases in personnel, information technology, and facility costs to support the organic growth of the Company. As a result of the acquisitions, amortization of intangible assets increased to $4.1 million and $12.4 million in the third quarter and first nine months of fiscal 2004, from $2.8 million and $5.6 million in the respective prior year periods. Operating income increased 15% and 14% in the third quarter and nine-month period to $116.5 million and $346.4 million, respectively.

Operating income growth continues to be impacted by the lower average interest rates earned on funds held for clients. Operating income (excluding interest on funds held for clients) increased 16% and 15% in the third quarter and nine-month period to $102.0 million and $304.0 million, respectively. Operating income (excluding interest on funds held for clients) as a percentage of total service revenues was 31% and 33% in the third quarter and nine-month period of fiscal 2004, compared with 32% and 34% in the respective prior year periods.

INVESTMENT INCOME, NET
 Investment income, net decreased 16% for the third quarter and 48% for the nine-month period to $3.2 million and $12.2 million, respectively. The decreases are primarily due to lower average portfolio balances resulting from the sale of investments to fund the acquisitions and lower average interest rates earned. For the third quarter, investment income included higher net realized gains on the sale of available-for-sale securities than in the third quarter of fiscal 2003, whereas the nine-month period reflected lower net realized gains than in the respective fiscal 2003 period. Average portfolio balances for the corporate investment portfolio were approximately $466 million and $422 million for the third quarter and first nine months of fiscal 2004, compared with average balances of $495 million and $585 million in the respective prior year periods. The average interest rates earned for the corporate investment portfolio were 2.2% and 2.5% for the third quarter and first nine months of fiscal 2004, compared with 3.2% and 3.3% in the respective prior year periods. Net realized gains included in investment income were $1.0 million and $5.2 million for the third quarter and nine-month period of fiscal 2004. There were no net realized gains in the third quarter of fiscal 2003 and $9.6 million of net realized gains for the nine-month period of fiscal 2003.

INCOME TAXES
 The effective income tax rates were 32.7% and 32.6% for the third quarter and nine-month period of fiscal 2004, compared with 32.0% for both the respective prior year periods. The increases in the effective tax rates are the result of lower levels of tax-exempt income on funds held for clients and corporate investments.

B. Thomas Golisano, Chairman, President, and Chief Executive Officer of Paychex, said, “We are pleased with our financial results for the third quarter and first nine months of fiscal 2004. We now service over 500,000 clients and remain optimistic that the indicators of improving small business conditions will continue. Estimated total revenue growth for fiscal 2004 is expected to be in the range of 16% to 18%, accompanied by net income growth in the range of 8% to 10%. In addition, we expect that growth in operating income (excluding interest on funds held for clients) will be in the range of 15% to 20%. These expectations are based on current economic and interest rate conditions continuing with no significant changes.”

ABOUT PAYCHEX
 Paychex, Inc. is a leading national provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human resource and benefits outsourcing services include 401(k) plan recordkeeping, workers’ compensation administration, section 125 plans, a professional employer organization, and other administrative services for business. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 490,000 payroll clients nationwide.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain written and oral statements made by Paychex, Inc. (the “Company”) management may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue growth, earnings, earnings per share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following or those which are described in the Company’s SEC filings, including the most recent Form 10-K: general market and economic conditions, including demand for the Company’s products and services, competition, price levels, availability of internal and external resources, executing expansion plans, and effective integration of acquisitions; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including 401(k) plans, workers’ compensation, state unemployment, and section 125 plans; delays in the development, timing of the introduction, and marketing of new products and services; changes in technology, including use of the Internet; the possibility of catastrophic events that could impact the Company’s operating facilities, computer systems, and communication systems; the possibility of third-party service providers failing to perform their functions; the possibility of penalties and losses resulting from errors and omissions in performing services; potential damage to the Company’s business reputation due to these and other operational risks; the possible inability of clients to meet payroll obligations; stock volatility; and changes in short- and long-term interest rates, changes in the market value of available-for-sale securities, and the credit rating of cash, cash equivalents, and securities held in the Company’s investment portfolios, all of which could cause actual results to differ materially from anticipated results. The information provided in this document is based upon the facts and circumstances known at this time.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	For the three months ended		For the nine months ended
	February 29,	February 28,	February 29,	February 28,
	2004	2003	2004	2003

Revenues:
Service revenues	$328,088	$274,303	$921,565	$769,376
Interest on funds held for clients	14,518	13,486	42,393	39,895

Total revenues	342,606	287,789	963,958	809,271

Operating costs	79,239	69,006	225,345	189,252
Selling, general, and administrative expenses	146,894	117,364	392,247	316,929

Operating income	116,473	101,419	346,366	303,090

Investment income, net	3,166	3,760	12,186	23,546

Income before income taxes	119,639	105,179	358,552	326,636
Income taxes	39,121	33,658	117,007	104,524

Net income	$80,518	$71,521	$241,545	$222,112

Basic earnings per share	$.21	$.19	$.64	$.59

Diluted earnings per share	$.21	$.19	$.64	$.59

Weighted-average common shares outstanding	377,601	376,356	377,224	376,161

Weighted-average shares assuming dilution	379,795	378,081	379,410	377,982

Cash dividends per common share	$.12	$.11	$.35	$.33

(A)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in the Company’s SEC filings, including Forms 10-K, 10-Q, and 8-K under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These SEC filings are accessible at the Company’s Web site.

(B)	Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on reported consolidated earnings.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 29,	May 31,
	2004	2003

ASSETS
Cash and cash equivalents	$208,621	$79,871
Corporate investments	328,574	301,328
Interest receivable	17,764	22,787
Accounts receivable, net	115,726	118,512
Deferred income taxes	10,629	—
Prepaid income taxes	—	600
Prepaid expenses and other current assets	15,837	11,503

Current assets before funds held for clients	697,151	534,601
Funds held for clients	2,919,583	2,498,041

Total current assets	3,616,734	3,032,642
Other assets	6,550	7,057
Property and equipment, net	169,054	159,039
Intangible assets, net	87,630	98,342
Goodwill	395,094	393,703

Total assets	$4,275,062	$3,690,783

LIABILITIES
Accounts payable	$20,500	$22,213
Accrued compensation and related items	76,951	70,388
Deferred revenue	3,610	3,645
Accrued income taxes	20,379	—
Deferred income taxes	—	7,488
Other current liabilities	30,068	18,169

Current liabilities before client fund deposits	151,508	121,903
Client fund deposits	2,901,200	2,465,622

Total current liabilities	3,052,708	2,587,525
Deferred income taxes	12,525	7,045
Other long-term liabilities	14,317	18,842

Total liabilities	3,079,550	2,613,412

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, 600,000 authorized shares
Issued: 377,664 at February 29, 2004 and 376,698 at
May 31, 2003	3,777	3,767
Additional paid-in capital	220,039	198,713
Retained earnings	955,683	846,196
Accumulated other comprehensive income	16,013	28,695

Total stockholders’ equity	1,195,512	1,077,371

Total liabilities and stockholders’ equity	$4,275,062	$3,690,783

(A)	The combined funds held for clients and corporate investment portfolio balances reflected unrealized gains of $25.0 million at February 29, 2004, compared with $45.0 million at May 31, 2003. During the first nine months of fiscal 2004, the unrealized gain position ranged from approximately $18.0 million to $49.6 million. The unrealized gain position of the Company’s investment portfolios was approximately $26.4 million at March 15, 2004.

(B)	Intangible assets primarily represent client lists and license agreements with associate offices, which are amortized over periods ranging from seven to twelve years using either accelerated or straight-line methods. Goodwill recorded from the purchases of Advantage and InterPay will not be amortized. Goodwill will be tested for impairment on an ongoing basis assuming Paychex operates as a single reporting unit.